Exhibit 99.(j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 32 to Registration Statement No. 33-54047 on Form N-1A of our report dated February 25, 2011, relating to the financial statements and financial highlights of Morgan Stanley Select Dimensions Investment Series (the “Fund”), comprised of the Money Market Portfolio, Flexible Income Portfolio, Global Infrastructure Portfolio, Growth Portfolio (formerly, Capital Growth Portfolio), Focus Growth Portfolio, Multi Cap Growth Portfolio (formerly, Capital Opportunities Portfolio), and Mid Cap Growth Portfolio, for the year ended December 31, 2010, which reference appears in the audited financial statements dated December 31, 2011 of the Fund that are incorporated by reference in the Statement of Additional Information dated April 30, 2012 (“SAI”), which is a part of such Registration Statement.

We also consent to the references to us under the captions “Financial Highlights” in the Prospectuses and “Other Service Providers - Custodian and Independent Registered Public Accounting Firm” and “Financial Statements” in the SAI, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

April 10, 2012